                SECURITIES AND EXCHANGE COMMISSION
                      Washington, D.C. 20549







                             FORM 8-K
                          CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

        Date of Report (Date of earliest event) October 26, 2000





             ASSOCIATES CORPORATION OF NORTH AMERICA
      (Exact name of registrant as specified in its charter)




          DELAWARE                                       74-1494554
(State or other jurisdiction                          (I.R.S. Employer
     of incorporation)                             Identification Number)

                              1-6154
                     (Commission File Number)





250 E. Carpenter Freeway, Irving, Texas                  75062-2729
(Address of principal executive offices)                 (Zip Code)



Registrant's telephone number, including area code (972) 652-4000

 Item 5.  Other Events.

      Associates Corporation of North America (the "Company")released earnings for the nine- and three-month periods ended September 30, 2000. The discussion that follows includes amounts reported in the historical financial statements adjusted on a pro forma basis to include certain effects of receivables held for securitization and receivables sold with servicing retained ("Managed Basis"). This presentation excludes the serviced assets of Arcadia originated and sold with servicing retained prior to the acquisition of Arcadia by the Company. On an Owned Basis, the net earnings on the Company's retained securitization interests and receivables held for securitization or sale, as well as gains from subsequent sales in revolving securitization structures, are included in servicing related income in the consolidated statement of earnings. On a Managed Basis, these earnings are reclassified and presented as if the receivables had neither been held for securitization nor sold. The initial gains recorded on securitization transactions are recorded in investment and other income on both an Owned and Managed Basis. Management believes the discussion of Managed Basis information is useful in evaluating the Company's operating performance.

      As described in the Company's Form 8-K dated August 30, 2000, in August 2000, Associates First Capital Corporation ("First Capital") contributed several of its wholly-owned subsidiaries to the Company. The subsidiaries include ACONA B.V., AIC Associates Canada Holdings, Associates Capital Corporation of Canada, Associates Credit Card Services Limited, The Northland Company, and several other subsidiaries, collectively referred to hereafter as "Contributed Entities". The Contributed Entities are a group of diversified financial services companies providing finance, leasing, insurance and related services to individual consumers and businesses in the United States and international markets, primarily Japan, Canada and the United Kingdom. The consolidated financial statements of the Company have been restated retroactively to reflect the results of these contributions in a manner similar to a pooling-of-interests.

      Below is a summary of the significant transactions and other financial information for the nine-and three-month periods ended September 30, 2000.


 Significant Transactions

 Securitization transactions

      During the nine months ended September 30, 2000, the Company securitized and sold home equity, credit card and automobile retail sales finance receivables portfolios totaling $4.4 billion and retained interests in the related securitization trusts totaling $794 million. Pre-tax gains of approximately $90 million were recorded on these transactions.

 Acquisitions

      In January 2000, the Company entered into an agreement with KeyCorp, under which the companies will jointly manage KeyCorp's credit card program. Additionally, the Company acquired KeyCorp's credit card receivables portfolio with a fair market value of $1.3 billion and intangible assets, primarily related to customer lists and operating agreements, of approximately $350 million for $1.7 billion.

      In April 2000, First Capital acquired Arcadia Financial Ltd. ("Arcadia") for approximately $195 million which approximated the fair value of the intangible assets established in the acquisition. Arcadia had approximately $470 million in senior and subordinated notes at the time of the acquisition. At September 30, 2000, the Company managed approximately $3.0 billion of Arcadia's serviced assets originated and sold with servicing retained prior to the acquisition. In addition, the Company continues to securitize new originations. Subsequent to the acquisition, First Capital contributed the assets and liabilities of Arcadia to the Company.

      In September 2000, the Company acquired a 73% interest (22% of which was transferred to the Company from escrow on October 20, 2000) in Unimat Life Kabushiki Kaisha ("Unimat") for approximately $609 million. The Company recorded a minority interest in equity of consolidated subsidiary of approximately $77 million and goodwill and other intangibles of approximately $313 million. At the time of the acquisition, the fair market value of Unimat's net assets was approximately $373 million. The Company expects to acquire the remaining minority interest, as set forth in the Purchase Agreement, in the first quarter of 2001.


 Other Transactions

      In July 2000, First Capital completed the purchase of a credit card receivables portfolio for approximately $630 million, which approximated fair market value, from Zale Corporation ("Zale") and entered into an operating agreement for Zale's on-going credit card business. These receivables were participated to the Company through a participation agreement with a subsidiary of First Capital.

      In September 2000, First Capital and Citigroup Inc. announced they had entered into a definitive merger agreement. Pursuant to an Agreement and Plan of Merger dated as of October 6, 2000 (the "Agreement"), First Capital and Citigroup Inc. have agreed to merge a wholly-owned subsidiary of Citigroup Inc. with and into First Capital. Under the Agreement, holders of First Capital common stock will receive 0.7334 shares of Citigroup Inc. common stock for each share of First Capital's common stock. The merger is expected to be completed prior to December 31, 2000. Upon consummation of the merger, First Capital will become an indirect wholly-owned subsidiary of Citigroup, Inc.

 Managed Finance Receivables Growth

      During the first nine months of 2000, managed finance receivables increased $9.6 billion to $86.7 billion. The increase in managed finance receivables was primarily caused by the acquisitions described above and growth in the home equity, credit card and personal lending and sales finance portfolios.


 Earnings

      Net earnings on an Owned and Managed Basis for the nine- and three-month periods ended September 30, 2000 were $1.5 billion and $490.6 million, respectively, compared to $1.3 billion and $484.9 million for the same periods in the previous year. The primary factors affecting earnings and the Company's operating results are discussed below:

     Total revenue. Total revenue on a managed basis for the nine- and three-month periods ended September 30, 2000 was $11.1 billion and $3.9 billion, respectively, as compared to $9.3 billion and $3.2 billion for the corresponding periods in the prior year. Managed Basis finance charge revenues increased by approximately $1.5 billion and $568 million for the nine- and three-month periods ended September 30, 2000 from the comparable periods in the prior year. This increase was primarily caused by an increase in average managed finance receivables outstanding during the comparable periods and an increase in new volume yields.

     Investment and other income increased approximately $226 million and $108 million for the nine- and three-month periods ended September 30, 2000 which also contributed to the increase in total revenue on a managed basis. The increase in investment and other income primarily is related to an increase in interest income on notes receivable from related parties, the previously mentioned securitization gains, an increase in investment income and an increase in fee related income.

     Credit Quality. Net credit losses as a percent of average managed finance receivables ("Loss Ratio") increased to 2.82% and 2.85% in the nine- and three-month periods ended September 30, 2000 as compared to 2.70% and 2.63% for the same periods in the prior year. The increase in the Loss Ratio was the result of increased losses in the Company's personal lending and sales finance and truck and truck trailer product lines.

 Allowance for Losses/Coverage

     The allowance for losses on finance receivables was $2.2 billion at September 30, 2000 compared to $2.1 billion at December 31, 1999. The increase in allowance for losses resulted from a $4.0 billion increase in Owned Basis finance receivables to $69.1 billion at September 30, 2000, primarily caused by the acquisition described above and growth in the home equity, credit card, and personal lending and sales finance portfolios.

     Management believes the allowance for losses at September 30, 2000 is sufficient to provide adequate protection against possible losses in its portfolios.

60+Days Contractual Delinquencies

     Composite 60+days contractual delinquency declined to 2.60% of gross managed finance receivables at September 30, 2000, compared to 2.83% at December 31, 1999. This decline is primarily a result of lower delinquency rates in the Company's home equity and personal lending and retail sales finance portfolios.
     Certain unaudited financial information for the nine- and three-month periods ended September 30, 2000 and 1999, and as of September 30, 2000, December 31, 1999 and September 30, 1999 for Associates Corporation of North America is as follows (dollar amounts in millions) (1)(2):


KEY DATA (MANAGED BASIS)           Nine Months Ended       Three Months Ended
                                      September 30            September 30
                                   2000         1999       2000         1999

TOTAL REVENUE                  $11,051.1      $9,281.0   $3,881.9     $3,172.2

EARNINGS BEFORE PROVISION FOR
 INCOME TAXES                    2,301.4       2,092.1      743.9        762.1

NET EARNINGS                       1,478.3       1,310.7      490.6        484.9

NET CREDIT LOSSES (as a % of
   average managed receivables)     2.82%         2.70%      2.85%        2.63%



KEY DATA (OWNED BASIS)

TOTAL REVENUE                  $10,055.9      $8,646.1   $3,517.4     $2,965.2

EARNINGS BEFORE PROVISION FOR
 INCOME TAXES                    2,301.4       2,092.1      743.9        762.1

NET EARNINGS                       1,478.3       1,310.7      490.6        484.9

NET CREDIT LOSSES (as a % of
   average finance receivables)     2.37%         2.03%      2.43%        2.07%


                                     September 30   December 31   September 30
                                         2000           1999          1999


MANAGED RECEIVABLES                  $ 86,728.6      $77,139.3     $74,357.2

NET FINANCE RECEIVABLES (Owned Basis)  69,149.0       65,187.5      65,384.5

TOTAL MANAGED ASSETS                 108,229.4       86,944.3      84,609.4

TOTAL DEBT                               73,984.6       57,557.5      59,938.8


STOCKHOLDERS' EQUITY                   11,988.8       13,434.6      13,448.7

ALLOWANCE FOR LOSSES ON
 FINANCE RECEIVABLES
  Amount                              $ 2,178.0      $ 2,054.6     $ 2,051.9

  Percent of net finance
   receivables                             3.15%          3.15%         3.14%

  Multiple to net losses (3)               1.39x          1.52x         1.64x

60+DAYS CONTRACTUAL
   DELINQUENCY (Managed Basis)             2.60%          2.83%         2.86%


(1) Prior period financial information presented has been restated to reflect the December 31,
1999 contribution of Associates World Capital Corporation and August 30, 2000 contribution of the
Contributed Entities (as described in the second paragraph of this Form 8-K) to the Company by
First Capital.

(2) Excludes the receivables of Arcadia securitized prior to the acquisition of Arcadia by the
Company.

(3) The multiple to net losses is calculated as a ratio of the allowance for losses to related trailing net credit losses on receivables owned at the end of the period as adjusted to exclude net credit losses related to the impact of certain significant transactions.


                            SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                               ASSOCIATES CORPORATION OF NORTH AMERICA



                          By: /s/ David J.  Keller
                              --------------------------------------
                              Executive Vice President and Principal
                         Accounting Officer

Date: October 26, 2000